EXHIBIT 1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

TONTINE CAPITAL PARTNERS, L.P.,

TONTINE CAPITAL OVERSEAS MASTER FUND, L.P.

AND

PATRICK INDUSTRIES, INC.

APRIL 10, 2007

i

ii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of April 10, 2007, is entered into by and among PATRICK INDUSTRIES, INC., an Indiana corporation (the “Company”), and the investors identified on the signature page hereto (each a “Buyer” and collectively, the “Buyers”).

RECITALS:

A.            The Buyers desire to provide financing to the Company, and the Company desires to obtain financing from the Buyers, upon the terms and conditions set forth in this Agreement, in connection with the Company’s proposed acquisition of Adorn Holdings, Inc. (“Target”);

B.            The total financing being provided by the Buyers to the Company hereunder shall consist of the purchase by the Buyers of 980,000 shares (the “Shares”) of common stock, no par value, of the Company, which constitutes 19.95% of the common stock currently outstanding, at $11.25 per share, for a total purchase price of $11,025,000.00, and the provision by the Buyers of interim debt financing of up to $16,500,000.00, but not less than $13,975,000.00 (the “Debt Financing”), in exchange for Senior Subordinated Promissory Notes from the Company in like principal amount, substantially in the form attached hereto as Exhibit A (individually, a “Note” and collectively, the “Notes”);

C.            The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemptions from securities registration afforded by Section 4(2) of the 1933 Act and Rule 506; and

D.            At the Closing (as defined below), the parties hereto will execute and deliver an Amended and Restated Registration Rights Agreement, in the form attached hereto as Exhibit B, pursuant to which the Company has agreed under certain circumstances to register the resale of the Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

AGREEMENT

NOW THEREFORE, the Company and the Buyers hereby agree as follows:

ARTICLE 1

DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition” means the proposed acquisition by the Company of the Target pursuant to that certain Securities Purchase Agreement dated April 10, 2007 among the Company, Target and the additional parties thereto (the “Target SPA”).

“Action” means any action, suit claim, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation against or affecting the Company, any of its Subsidiaries or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), public board, stock market, stock exchange or trading facility.

“Agreement” means this Securities Purchase Agreement.

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, in the form attached hereto as Exhibit B, to be executed and delivered at the Closing pursuant to which the Company has agreed under certain circumstances to register the resale of the Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

“Buyer” and “Buyers” have the meaning set forth in the preamble.

“Claim” has the meaning set forth in Section 8.2.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” has the meaning set forth in Section 4.13.

“Common Stock” means the Company’s common stock, no par value.

“Company” has the meaning set forth in the preamble.

“Debt Financing” has the meaning set forth in the Recitals.

“Environmental Laws” has the meaning set forth in Section 4.11.

“ERISA” has the meaning set forth in Section 4.21.

“Reimbursement Agreement” has the meaning set forth in Section 5.3.

“GAAP” has the meaning set forth in Section 4.5(b).

“Hazardous Materials” has the meaning set forth in Section 4.11.

“IBCL” has the meaning set forth in Section 4.20.

“Indemnified Party” has the meaning set forth in Section 8.2.

“Intellectual Property” has the meaning set forth in Section 4.8.

“Investment Company” has the meaning set forth in Section 4.13.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other law, rule, regulation, order, judgment, decree, ordinance, policy or directive, including those entered, issued, made, rendered or required by any court, administrative or other governmental body, agency or authority, or any arbitrator.

“Material Adverse Change” means a material adverse change on the business, condition, financial or otherwise, assets, liabilities, or results of operations of the Company and each of its Subsidiaries, taken as a whole; provided, however, “Material Adverse Change” shall not include (a) changes in business or economic conditions affecting the economy or the Company’s and each of its Subsidiaries’ industries generally, provided that the Company and each of its Subsidiaries are not disproportionately affected thereby; (b) changes in stock markets or credit markets; (c) any event as to which the Buyers have provided written consent hereunder; or (d) except for purposes of Section 4.4, the execution, delivery or performance of this Agreement (including any announcement relating to this Agreement or the fact that the Company is acquiring the Target and each of its subsidiaries).

“Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or prospects of the Company.

“Note” and “Notes” have the meaning set forth in the Recitals.

 “Per Share Price” means $11.25 per Share, which is the lesser of (a) the closing price of the Common Stock as reported on the Nasdaq Global Market on the trading day immediately prior to the public announcement of the Company’s entry into the Target SPA and (b) the arithmetic average of the closing price of the Common Stock as reported on the Nasdaq Global Market during the twenty (20) consecutive trading day period ending five (5) trading days prior to such public announcement.  The Per Share Price shall be rounded down to the closest $0.25 increment.

“Permits” has the meaning set forth in Section 4.10.

“Purchase Price” has the meaning set forth in Section 2.3.

“Registration Rights Agreement” means the Registration Rights Agreement, dated September 13, 2005, by and between Tontine Capital and the Company pursuant to which the Company has agreed under certain circumstances to register the resale of shares of Common Stock held by Tontine Capital under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

“Rights Agreement” has the meaning set forth in Section 4.20.

“Rule 506” means Rule 506 of Regulation D promulgated under the 1933 Act.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.5.

“Securities” means, collectively, the Shares and the Note.

“Shares” has the meaning set forth in the Recitals.

“Subsidiaries” means with respect to the Company, Machinery Inc. and Harlan Machinery Inc.

“Target” has the meaning set forth in the Recitals.

“Target SPA” has the meaning set forth in the definition of Acquisition.

“Tontine Capital” means Tontine Capital Partners, L.P.

“Transaction Documents” means this Agreement, the Amended and Restated Registration Rights Agreement, the Note, and any other documents contemplated by this Agreement.

“Transfer Instructions” has the meaning set forth in Section 2.3.

ARTICLE 2
PURCHASE AND SALE OF SHARES AND ISSUANCE OF NOTE

2.1           Purchase of Shares.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall issue and sell the Shares to each Buyer and each Buyer shall purchase from the Company the number of Shares as is set forth below such Buyer’s name on the signature page hereto.

2.2           Issuance of Note.  Subject to the terms and conditions of this Agreement, on the Closing Date, each Buyer shall provide a portion of the Debt Financing to the Company in the amount as is set forth below such Buyer’s name on the signature page hereto and the Company shall issue a Note in like principal amount to each Buyer.

2.3           Purchase Price for Shares and Notes and Form of Payment; Delivery.  On the Closing Date each Buyer shall pay the Per Share Price for the Shares and the amount of the Note to be issued and sold to it at the Closing, for a total price of $11,025,000.00 for the Shares and up to $16,500,000.00, but not less than $13,975,000.00 for the Notes (the “Purchase Price”).  The Purchase Price shall be paid by wire transfer of immediately available funds in accordance with the Company’s written instructions.  At the Closing, upon payment by the Buyers of the Purchase Price, the Company shall issue and deliver to the Buyers the Notes in the principal amount of the total Debt Financing, and the Company will deliver irrevocable written instructions (“Transfer Instructions”) to the transfer agent for the Company’s Common Stock to issue certificates representing the Shares registered in the name of each Buyer and to deliver such certificates to or at the direction of each Buyer.  The Company shall not have the power to revoke or amend the Transfer Instructions without the written consent of the Buyers.

2.4           Closing Date.  Subject to the terms of this Agreement, the closing of the transactions contemplated by this Agreement shall occur on or before the date that is five (5) days after the date that the last of the conditions set forth in Article 6 and Article 7 have been satisfied, or at such other time as may be mutually agreed upon by the parties to this Agreement (the “Closing Date”), at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois 60606 or at such other location or by such other method (including exchange of signed documents) as may be mutually agreed upon by the parties to this Agreement (“Closing”).

ARTICLE 3

BUYERS’ REPRESENTATIONS AND WARRANTIES

Each Buyer represents and warrants to the Company that:

3.1           Organization and Qualification.  Each of the Buyers is an entity of the type identified on the signature page hereto duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to purchase the Shares and provide the Debt Financing and otherwise perform its obligations under this Agreement and the other Transaction Documents.

3.2           Authorization; Enforcement.  This Agreement and each of the other Transaction Documents to be executed by the Buyers and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by, and duly executed and delivered on behalf of, such Buyer.  This Agreement and each of the other Transaction Documents to be executed by the Buyers constitutes the valid and binding agreement of such Buyer enforceable in accordance with its terms, except as such enforceability may be limited by:  (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; and (iii) principles of equity.

3.3           Securities Matters.  In connection with the Company’s compliance with applicable securities laws:

a.             Such Buyer understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States and state securities laws and that the Company is relying upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemption and the eligibility of such Buyer to acquire the Securities.

b.             Such Buyer is purchasing the Securities for its own account, not as a nominee or agent, for investment purposes and not with a present view towards resale, except pursuant to sales exempted from registration under the 1933 Act, or registered under the 1933 Act as contemplated by the Amended and Restated Registration Rights Agreement.

c.             Such Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the 1933 Act, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities.  Such Buyer understands that its investment in the Securities involves a significant degree of risk.  Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

3.4           Information.  Such Buyer has conducted its own due diligence examination of the Company’s business, financial condition, results of operations, and prospects.  In connection with such investigation, such Buyer and its representatives (i) have reviewed the Company’s Form 10-K for the fiscal years ended December 31, 2005 and December 31, 2006, the Company’s quarterly reports on Form 10-Q for the three most recently concluded interim periods and the Company’s Current Reports on Form 8-K or Form 8-K/A filed in 2006 and 2007, and (ii) have been given an opportunity to ask questions, to the extent such Buyer considered necessary, and have received answers from, officers of the Company concerning the business, finances and operations of the Company and information relating to the offer and sale of the Securities, and (iii) have received or had an opportunity to obtain such additional information as it deemed necessary to make an informed investment decision with respect to the purchase of the Securities.

3.5           Restrictions on Transfer.  Such Buyer understands that except as provided in the Amended and Restated Registration Rights Agreement, the issuance of the Securities has not been and is not being registered under the 1933 Act or any applicable state securities laws. Such Buyer may be required to hold the Securities indefinitely and the Securities may not be transferred unless (i) the Securities are sold pursuant to an effective registration statement under the 1933 Act, or (ii) the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration.  Such Buyer understands that until such time as the resale of the Shares has been registered under the 1933 Act as contemplated by the Amended and Restated Registration Rights Agreement or otherwise may be sold pursuant to an exemption from registration, certificates evidencing the Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates evidencing such Shares):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”).  THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE CORPORATION.”

3.6           Stock Ownership.  The Buyers, in the aggregate, beneficially owned as of the date of this Agreement, 1,313,089 shares of the Company’s Common Stock.  Except for such shares and the Shares and the Notes to be issued pursuant to this Agreement, neither the Buyers nor any of their respective affiliates, has or has a right to acquire any beneficial ownership interest in any capital stock or any other securities of the Company, and no such person has a right to vote any common stock of the Company.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s Disclosure Schedule attached hereto, the Company represents and warrants to Buyers that:

4.1           Organization and Qualification.  The Company has no subsidiaries other than the Subsidiaries.  The Company and each of its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with corporate power and authority to own, lease, use and operate its properties and to carry on its business as now operated and conducted.  The Company and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Neither the Company nor any Subsidiary is in violation of any provision of its respective certificate or articles of incorporation, partnership agreement, bylaws or other organizational or charter documents, as the same may have been amended.

4.2           Authorization; Enforcement.  The Company has all requisite corporate power and authority to enter into and perform this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby and to issue the Securities, in accordance with the terms hereof and thereof.  The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Securities) have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its shareholders is required.  This Agreement and each of the other Transaction Documents have been duly executed and delivered by the Company.  This Agreement and each of the other Transaction Documents will constitute upon execution and delivery by the Company, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by:  (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; (iii) principles of equity (regardless of whether such enforcement is considered in a proceeding in law or in equity); and (iv) to the extent rights to indemnification and contribution may be limited by federal securities laws or the public policy underlying such laws.

4.3           Capitalization; Valid Issuance of Securities.  As of the date hereof, the authorized capital stock of the Company consists of 12,000,000 shares of Common Stock, of which 4,912,427 shares are issued and outstanding, and no shares are held by the Company as treasury shares, and 1,000,000 shares of preferred stock, of which no shares are issued and outstanding.  All of such outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.  The Securities have been duly authorized and when issued pursuant to the terms hereof will be validly issued, fully paid and nonassessable and will not be subject to any encumbrances, preemptive rights or any other similar contractual rights of the shareholders of the Company or any other person.  No shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the shareholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company.  As of the date of this Agreement, except as set forth on Schedule 4.3 or disclosed in the Company’s Proxy Statement for 2006, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock, (ii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act (except the Registration Rights Agreement) and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Shares or the Notes.  Except as may be described in any documents which have been publicly filed by any of the Company’s shareholders, to the Company’s knowledge, there are no agreements between the Company’s shareholders with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs.

4.4           No Conflicts.  The execution, delivery and performance of this Agreement and each of the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of Securities) will not (i) conflict with or result in a violation of any provision of the Articles of Incorporation, as amended, of the Company or the Bylaws, as amended, of the Company, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any Legal Requirement (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect).  Neither the Company nor any of its Subsidiaries is in violation of its Certificate or Articles of Incorporation, bylaws or other organizational documents and neither the Company nor any of its Subsidiaries is in default (and no event has occurred which with notice or lapse of time would result in a default) under, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any property or assets of the Company or any of its Subsidiaries is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect.  Except with respect to any filings or notices related to the issuance of the Shares to be filed with Nasdaq, if any, and as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under the Transaction Documents.  All consents, authorizations, orders, filings and registrations that the Company is required to effect or obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

4.5           SEC Documents; Financial Statements.

a.          Since December 31, 2005, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1933 Act and the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”), or has timely filed for a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act and the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

b.     As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, year end adjustments or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except as set forth in the financial statements of the Company included in the SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2006, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, individually or taken in the aggregate would not reasonably be expected to have a Material Adverse Effect.

c.     Except as set forth on Schedule 4.5, the Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act).

4.6           Absence of Certain Changes.  Since December 31, 2006, other than circumstances affecting the recreational vehicle and manufactured housing industries generally, there has not occurred any event or circumstance that has had, resulted in, or would reasonably be expected to have, a Material Adverse Change.  Except with respect to the transactions contemplated hereby and by each of the other Transaction Documents and except as set forth on Schedule 4.6, since December 31, 2006, the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected on the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC.

4.7           Absence of Litigation.  There is no Action pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries that (i) adversely affects or challenges the legality, validity or enforceability of this Agreement, or (ii) would, if there were an unfavorable decision, have or reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending any investigation by the SEC involving the Company or any current or former director or officer of the Company (in his or her capacity as such).  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the 1934 Act or the 1933 Act.

4.8           Intellectual Property.  The Company and each of its Subsidiaries owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, copyrights, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”) necessary to enable it to conduct its business as now operated (and, to the Company’s knowledge, as presently contemplated to be operated in the future); except as set forth on Schedule 4.8, there is no claim or Action by any person pertaining to, or proceeding pending, or to the Company’s knowledge threatened, which challenges the right of the Company or of a Subsidiary with respect to any Intellectual Property necessary to enable it to conduct its business as now operated and to the Company’s knowledge, the Company’s or its Subsidiaries’ current products and processes do not infringe on any Intellectual Property or other rights held by any person, except where any such infringement would not reasonably be expected to have a Material Adverse Effect.

4.9           Tax Status.  The Company and each of its Subsidiaries has made or filed all federal, state and foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.  The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.

4.10         Permits; Compliance.

a.          The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, “Permits”), and there is no Action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Permits.  Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

b.          Except as set forth on Schedule 4.10(b), since December 31, 2006, no event has occurred or, to the knowledge of the Company, circumstance exists that (with or without notice or lapse of time): (a) would reasonably be expected to constitute or result in a violation by the Company or any of its Subsidiaries, or a failure on the part of the Company or its Subsidiaries to comply with, any Legal Requirement; or (b) would reasonably be expected to give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except in either case that would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 4.10(b), neither the Company nor any of its Subsidiaries has received any notice or other communication from any regulatory authority or any other person, nor does the Company have any knowledge regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (y) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except in either case that would not reasonably be expected to have a Material Adverse Effect.

c.          The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder that are applicable to it and has taken reasonable steps such that the Company expects to be in a position to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder at such time as Section 404 becomes applicable to the Company.

d.          The Company is, and has reason to believe that for the foreseeable future it will continue to be, in compliance with all applicable rules of the Nasdaq Global Market.  The Company has not received notice from Nasdaq that the Company is not in compliance with the rules or requirements thereof.  The issuance and sale of the Securities under this Agreement does not contravene the rules and regulations of the Nasdaq Global Market, and no approval of the shareholders of the Company is required for the Company to issue the Shares as contemplated by this Agreement.

4.11         Environmental Matters.  “Environmental Laws” shall mean, collectively, all Legal Requirements, including any federal, state, local or foreign statute, laws, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued against the Company or its Subsidiaries, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.  Except for such matters as could not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the Company and its Subsidiaries have complied and are in compliance with all applicable Environmental Laws; (ii) without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained, have complied, and are in compliance with all Permits that are required pursuant to Environmental Laws for the occupation of their respective facilities and the operation of their respective businesses; (iii) none of the Company or its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities (including fines, penalties, costs and expenses), including any investigatory, remedial or corrective obligations, relating to any of them or their respective facilities arising under Environmental Laws, nor, to the knowledge of the Company is there any factual basis therefore; (iv) there are no underground storage tanks, polychlorinated biphenyls, urea formaldehyde or other hazardous substances (other than small quantities of hazardous substances for use in the ordinary course of the operation of the Company’s and its Subsidiaries’ respective businesses, which are stored and maintained in accordance and in compliance with all applicable Environmental Laws), in, on, over, under or at any real property owned or operated by the Company and/or its Subsidiaries; (v) there are no conditions existing at any real property or with respect to the Company or any of its Subsidiaries that require remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws and (vi) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has contractually, by operation of law, or otherwise amended or succeeded to any liabilities arising under any Environmental Laws of any predecessors or any other Person.

4.12         Title to Property.  Except for any lien for current taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings and except as set forth on Schedule 4.12, the Company and its Subsidiaries have good and marketable title to all real property and all personal property owned by them which is material to the business of the Company and its Subsidiaries.  Any leases of real property and facilities of the Company and its Subsidiaries are valid and effective in accordance with their respective terms, except as would not have a Material Adverse Effect.

4.13         No Investment Company or Real Property Holding Company.  The Company is not, and upon the issuance and sale of the Securities as contemplated by this Agreement will not be, an “investment company” as defined under the Investment Company Act of 1940 (“Investment Company”).  The Company is not controlled by an Investment Company.  The Company is not a United States real property holding company, as defined under the Internal Revenue Code of 1986, as amended (the “Code”).

4.14         No Brokers.  The Company has taken no action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

4.15         Registration Rights.  Except pursuant to the Amended and Restated Registration Rights Agreement and this Agreement, neither the Company nor any Subsidiary is currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of the Company or any Subsidiary registered with the SEC or registered or qualified with any other governmental authority.

4.16         Exchange Act Registration.  The Common Stock is registered pursuant to the 1934 Act, and the Company has taken no action designed to, or which, to the knowledge of the Company, is likely to have the effect of, terminating the registration of the Common Stock.

4.17         Labor Relations.  No labor or employment dispute exists or, to the knowledge of the Company, is imminent or threatened, with respect to any of the employees of the Company that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.18         Transactions with Affiliates and Employees.  Except as set forth in the SEC Documents, none of the officers or directors of the Company, and to the knowledge of the Company, none of the employees of the Company, is presently a party to any transaction or agreement with the Company (other than for services as employees, officers and directors) exceeding $60,000, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.19         Insurance.  The Company and its Subsidiaries have insurance policies in full force and effect of a type, covering such risks and in such amounts, and having such deductibles and exclusions as are customary for conducting businesses and owning assets similar in nature and scope to those of the Company and its Subsidiaries.  The amounts of all such insurance policies and the risks covered thereby are in accordance in all material respects with all material contracts and agreements to which the Company and/or its Subsidiaries is a party and with all applicable Legal Requirements.  With respect to each such insurance policy:  (i) the policy is valid, outstanding and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally, equitable limitations on the availability of specific remedies and principles of equity (regardless of whether such enforcement is considered in a proceeding in law or in equity); (ii) neither the Company nor any of its Subsidiaries is in breach or default with respect to its obligations thereunder in any material respect; and (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof.

4.20         Approved Acquisitions of Securities; No Anti-Takeover Provisions.  Prior to Closing, the Company will have taken all necessary action, if any, required under the laws of the State of Indiana or otherwise to allow the Buyers to acquire the Securities pursuant to this Agreement and further to allow the Buyers to, without further approval of the Company’s Board of Directors, acquire in the future additional shares of Common Stock, until such time as the Buyers collectively own 40% of the then-outstanding Common Stock, including the adoption of irrevocable resolutions approving and exempting from the restrictions in Section 18 and Section 19 of Chapter 43 of the ICBL the transactions contemplated by this Agreement.  Without limitation of the foregoing, the Company will have amended its Bylaws to opt out of the provisions of the Indiana Business Corporation Law (“IBCL”) pertaining to the acquisition of a controlling interest (IBCL 23-1-42-1 through 23-1-42-11) with respect to the acquisition by the Buyers of the Shares.  Except for the Rights Agreement, the Company has no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation or Bylaws, each as amended (or similar charter documents), that is or could become applicable to the Buyers as a result of the Buyers and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation the Company’s issuance of the Securities and the Buyers’ ownership of the Securities and Buyers’ acquisition in the future of additional shares of Common Stock until such time as the Buyers collectively own 40% of the then-outstanding Common Stock.  Prior to Closing, the Company will have amended the Rights Agreement, dated March 21, 2006, as amended, by and between the Company and National City Bank, as Rights Agent (the “Rights Agreement”), to accommodate the issuance and sale of the Shares to the Buyers, in a form reasonably acceptable to the Buyers.

4.21         ERISA.  Based upon the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder: (i) neither the Company nor any of its Subsidiaries has engaged in any Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the Code); (ii) the Company and each of its Subsidiaries has met all applicable minimum funding requirements under Section 302 of ERISA in respect to its plans; (iii) neither the Company nor any of its Subsidiaries has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); neither the Company nor any of its Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than its or such Subsidiary’s employees; and (v) neither the Company nor any of its Subsidiaries has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

4.22         Disclosure.  The Company understands and confirms that the Buyers will rely on the representations and covenants contained herein in effecting the transactions contemplated by this Agreement and the other Transaction Documents.  All representations and warranties provided to the Buyers including the disclosures in the Company’s disclosure schedules attached hereto furnished by or on behalf of the Company, taken as a whole are true and correct and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No event or circumstance has occurred or information exists with respect to the Company or its Subsidiaries or its or their businesses, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

ARTICLE 5
COVENANTS

5.1           Form D; Blue Sky Laws.  Upon completion of the Closing, the Company shall file with the SEC a Form D with respect to the Securities as required under Regulation D and each applicable state securities commission and will provide a copy thereof to the Buyers promptly after such filing.

5.2           Use of Proceeds.  The Company shall use the proceeds from the sale of the Securities to complete the Acquisition.

5.3           Expenses.  The Company shall pay the fees and expenses incurred by the Buyers in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions hereunder and thereunder, including, without limitation, reasonable attorneys’ fees and expenses, as set forth in the Expense Reimbursement Agreement dated as of February 1, 2007 (the “Reimbursement Agreement”) between the Company and Tontine Capital.

5.4           No Integration.  The Company shall not make any offers or sales of any security (other than the Securities) under circumstances that would require registration of the Securities being offered or sold hereunder under the 1933 Act or cause the offering of the Securities to be integrated with any other offering of securities by the Company in such a manner as would require the Company to seek the approval of its shareholders for the issuance of the Securities under any shareholder approval provision applicable to the Company or its securities.

5.5           Board Designee(s).  Following the Closing and for as long as the Buyers and/or their affiliates hold (i) between 7.5% and 14.9% of the then outstanding Common Stock, the Buyers shall have the right to appoint one (1) nominee to become a member of the Company’s Board of Directors reasonably acceptable to the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Governance Committee”) or (ii) hold at least 15.0% of the then outstanding Common Stock, the Buyers shall have the right to appoint two (2) nominees to become members of the Company’s Board of Directors reasonably acceptable to the Governance Committee.  Notwithstanding anything to the contrary contained in this Agreement, the Articles of Incorporation, as amended, of the Company, or the Bylaws of the Company, as amended, following the Closing and thereafter for as long as the Buyers have the right to appoint directors pursuant to this Section 5.5, the Company’s Board of Directors shall be comprised of no more than nine (9) directors, including any representatives appointed by Buyers pursuant hereto.  Such reduction in the number of the directors from eleven (11) to nine (9) shall be effected by the Company prior to or at the Company’s annual shareholder meeting to be held in 2008.

5.6           Future Acquisitions.  The Company shall not revoke its approval of the acquisition of up to 40% of the Common Stock on a fully diluted basis collectively by the Buyers.  The Company shall use its best efforts to ensure that any future acquisitions of the Common Stock by the Buyers (up to 40% of the of the outstanding Common Stock on a fully diluted basis) shall not be made subject to the provisions of any anti-takeover laws and regulations of any governmental authority, including without limitation, the applicable provisions of the ICBL, and any provisions of an anti-takeover nature adopted by the Company or any of its Subsidiaries, including the Rights Agreement, or contained in the Company’s Articles of Incorporation, Bylaws, or the organizational documents of any of its Subsidiaries, each as amended.

5.7           Announcement of Rights Offering.  The Company shall publicly announce, concurrent with the announcement of the execution of this Agreement and the Target SPA, that the Company intends to conduct a registered rights offering to its shareholders at the Per Share Price following the consummation of the transactions contemplated under the Target SPA.

ARTICLE 6
CONDITIONS TO THE COMPANY’S OBLIGATION

The obligation of the Company hereunder to issue and sell the Securities to the Buyers at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions thereto, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

6.1           Delivery of Transaction Documents.  The Buyers shall have executed and delivered the Transaction Documents to which it is a party to the Company.

6.2           Payment of Purchase Price.  The Buyers shall have delivered the Purchase Price and the Debt Financing in accordance with Section 2.3 above.

6.3           Representations and Warranties.  The representations and warranties of the Buyers shall be true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the applicable Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the applicable Buyer at or prior to the Closing Date.

6.4           Litigation.  No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

ARTICLE 7
CONDITIONS TO THE BUYERS’ OBLIGATION

The obligation of the Buyers hereunder to purchase the Securities at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyers’ sole benefit and may be waived by the Buyers at any time in their sole discretion:

7.1           Delivery of Transaction Documents; Issuance of Securities.  The Company shall have executed and delivered the Transaction Documents to the Buyers, including the Notes and the Amended and Restated Registration Rights Agreement, and shall deliver the Transfer Instructions to the transfer agent for the Company’s Common Stock to issue certificates in the name of each Buyer representing the Shares being purchased by such Buyer.  The Company shall deliver a copy of the Transfer Instructions to the Buyers at the Closing.

7.2           Representations and Warranties.  The representations and warranties of the Company shall be true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality) as of the date when made and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

7.3           Consents.  Any consents or approvals required to be secured by the Company for the consummation of the transactions contemplated by the Transaction Documents shall have been obtained and shall be reasonably satisfactory to the Buyers.

7.4           Litigation.  No Action shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

7.5           Project A.  All of the conditions necessary for the Acquisition to be consummated shall have been satisfied and the Company and the parties to the Target SPA are proceeding to closing thereunder subject to the provision of the Debt Financing and the purchase of the Shares under this Agreement.

7.6           Opinion.  The Buyers shall have received an opinion of the Company’s counsel, dated as of the Closing Date, in form, scope and substance reasonably satisfactory to the Buyers with respect to the matters set forth in Exhibit C attached hereto.

7.7           No Material Adverse Change.  There shall not have been a Material Adverse Change or any event or occurrence (including the failure of the representations and warranties of the Company, in the aggregate, to be true and correct as of the Closing Date) which would reasonably be likely to have a Material Adverse Change.

7.8           Board Approval.  The board of directors of the Company shall have adopted irrevocable resolutions approving and exempting from the restrictions in Section 18 and Section 19 of Chapter 43 of the ICBL the transactions contemplated by this Agreement.

7.9           Amendment of Rights Plan.  As of the Closing Date, the amendment to the Rights Agreement referenced in Section 4.20 shall continue to be in full force and effect to accommodate the issuance and sale of the Shares to the Buyers and to allow the Buyers to purchase, collectively, up to 40% of the Common Stock.

7.10         Control Share Statute.  As of the Closing Date, the Company shall not have amended its Bylaws to opt back in to the provisions of the IBCL pertaining to the acquisition of a controlling interest (IBCL 23-1-42-1 through 23-1-42-11); provided, however, that the Company can so amend its Bylaws to opt into the provisions of Chapter 42 of the IBCL once the purchase and issuance of the Shares hereunder is complete.

ARTICLE 8
TERMINATION

8.1           Termination Provisions.  This Agreement may be terminated at any time before the Closing Date:

a.          By mutual consent of the Company and the Buyers;

b.          By either the Company or the Buyers as applicable, in the event that any of the conditions precedent to their respective obligations to consummate the transactions contemplated hereby as set forth in Article 6 or Article 7, through no fault of the terminating party, have not been met and satisfied and have become impossible of fulfillment;

c.          By either the Company or the Buyers if the Closing Date does not occur before June 30, 2007, or such later date as the parties may mutually agree upon (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

d.          By the Buyers if there has been any material breach of any representation, warranty, agreement or covenant in this Agreement by the Company, which breach cannot be or has not been cured within thirty (30) days after giving written notice thereof to the Company; and

e.          By the Company if there has been any material breach of any representation, warranty, agreement or covenant in this Agreement by the Buyers, which breach cannot be or has not been cured within thirty (30) days after giving written notice thereof to the Buyers.

8.2           Effect of Termination.  Upon the termination of this Agreement pursuant to the terms hereof, this Agreement will be void and neither party will have any further liability obligations with respect hereof, except as otherwise provided in this Agreement or except and to the extent termination results from the intentional breach by a party of any of its representations, warranties or covenants hereunder.

ARTICLE 9
INDEMNIFICATION

9.1           Indemnification by the Company.   The Company agrees to indemnify the Buyers and their affiliates and hold the Buyers and their affiliates harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of the Buyers’ counsel in connection with any investigative, administrative or judicial proceeding), which may be incurred by the Buyers or their affiliates as a result of any claims made against the Buyers or their affiliates by any person that relate to or arise out of (i) any breach by the Company of any of its representations, warranties or covenants contained in this Agreement or in the Transaction Documents (other than the Amended and Restated Registration Rights Agreement, which contains separate indemnification provisions), or (ii) any litigation, investigation or proceeding instituted by any person with respect to this Agreement or the Securities (excluding, however, any such litigation, investigation or proceeding which arises solely from the acts or omissions of the Buyers or their affiliates).

9.2           Notification.  Any person entitled to indemnification hereunder (“Indemnified Party”) will (i) give prompt notice to the Company, of any third party claim, action or suit with respect to which it seeks indemnification (the “Claim”) (but omission of such notice shall not relieve the Company from liability hereunder except to the extent it is actually prejudiced by such failure to give notice), specifying in reasonable detail the factual basis for the Claim, the amount thereof, estimated in good faith, and the method of computation of the Claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such indemnification is sought with respect to the Claim, and (ii) unless in such Indemnified Party’s reasonable judgment a conflict of interest may exist between such Indemnified Party and the Company with respect to such claim, permit the Company to assume the defense of the Claim with counsel reasonably satisfactory to the Indemnified Party.  The Indemnified Party shall cooperate fully with the Company with respect to the defense of the Claim and, if the Company elects to assume control of the defense of the Claim, the Indemnified Party shall have the right to participate in the defense of the Claim at its own expense.  If the Company does not elect to assume control or otherwise participate in the defense of the Claim, then the Indemnified Party may defend through counsel of its own choosing.  If such defense is not assumed by the Company, the Company will not be subject to any liability under this Agreement or otherwise for any settlement made without its consent (but such consent will not be unreasonably withheld or delayed). If the Company elects not to or is not entitled to assume the defense of a Claim, it will not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties with respect to the Claim, unless an actual conflict of interest exists between such Indemnified Party and any other of such Indemnified Parties with respect to the Claim, in which event the Company will be obligated to pay the fees and expenses of such additional counsel or counsels.

ARTICLE 10
GOVERNING LAW; MISCELLANEOUS

10.1         Governing Law.  This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Indiana applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflict of laws.  The parties hereto hereby submit to the exclusive jurisdiction of the United States Federal Courts located in the State of Indiana with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.  All parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.  All parties further agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding.  Nothing herein shall affect any party’s right to serve process in any other manner permitted by law. All parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.  The party which does not prevail in any dispute arising under this Agreement shall be responsible for all reasonable fees and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such dispute.

10.2         Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  This Agreement, once executed by a party, may be delivered to the other party hereto by electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

10.3         Headings.  The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

10.4         Severability.  In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law.  Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

10.5         Entire Agreement; Amendments.  This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and supersede all previous understandings or agreements between the parties with respect to such matters (other than the Reimbursement Agreement).  No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement.  The provisions of this Agreement may be amended only by a written instrument signed by the Company and the Buyers.

10.6         Notices.  Any notices required or permitted to be given under the terms of this Agreement shall be delivered personally or by courier (including a recognized, receipted overnight delivery service) or by facsimile (with a copy delivered by receipted overnight delivery service) and shall be effective upon receipt, if delivered personally or by courier (including a recognized, receipted overnight delivery service) or by facsimile, in each case addressed to a party.  The addresses for such communications shall be:

If to the Company:

Patrick Industries, Inc.
107 West Franklin Street
Elkhart, Indiana 46516
Telephone: (574) 294-7511
Facsimile: (574) 522-5213
Attention: Andy Nemeth

With copy to:

McDermott Will and Emery LLP
227 West Monroe
Chicago, Illinois 60606-5096
Telephone: (312) 984-7582
Facsimile: (312) 984-7700
Attention: Robert A. Schreck, Jr., Esq.

If to the Buyers:

Tontine Capital Partners, L.P.
55 Railroad Avenue, 1st Floor
Greenwich, Connecticut 06830
Attention: Mr. Jeffrey L. Gendell
Telephone: (203) 769-2000
Facsimile: (203) 769-2010

With copy to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP

Until June 30, 2007:
333 W. Wacker Drive, Suite 2700
Chicago, Illinois 60606

After June 30, 2007:
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606

Attention: John E. Freechack, Esq.
Telephone: (312) 984-3100
Facsimile: (312) 984-3150

Each party shall provide notice to the other party of any change in address.

10.7         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyers.

10.8         Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

10.9         Publicity.  The Company and the Buyers shall have the right to review a reasonable period of time before issuing any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyers, to make any press release with respect to such transactions as is required by applicable law and regulations (although the Buyers shall be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof and be given an opportunity to comment thereon).  Notwithstanding the foregoing, the Company shall file with the SEC a Form 8-K disclosing the transactions herein within four (4) business days of the Closing Date and attach the relevant agreements and instruments thereto, and the Buyers may make such filings as may be required under Section 13 and Section 16 of the 1934 Act.

10.10       Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.11       No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.12       Rights Cumulative.  Each and all of the various rights, powers and remedies of the parties shall be considered cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement or the Transaction Documents.  The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

10.13       Survival.  Any covenant or agreement in this Agreement required to be performed following the Closing Date, shall survive the Closing Date. Without limitation of the foregoing, the respective representations and warranties given by the parties hereto shall survive the Closing Date and the consummation of the transactions contemplated herein, but only for a period of the earlier of (i) three (3) years following the Closing Date and (ii) the applicable statute of limitations with respect to each representation and warranty, and thereafter shall expire and have no further force and effect..

10.14       Knowledge.  The term “knowledge of the Company” or any similar formulation of knowledge shall mean, the actual knowledge after due inquiry of the named executive officers of the Company as set forth in its 2007 Proxy Statement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

PATRICK INDUSTRIES, INC.

By:	/s/ Paul E. Hassler
Name: Paul E. Hassler
Title: President

BUYER:

TONTINE CAPITAL PARTNERS, L.P.

By:	Tontine Capital Management, LLC, its general partner

By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, as managing member

Total Number of Shares: 521,380
Total Purchase Price for the Shares: $5,865,525.00
Amount of Debt Financing: up to $13,200,000.00
Form of Entity and Jurisdiction of Organization:
Delaware Limited Partnership

TONTINE CAPITAL OVERSEAS MASTER FUND, L.P.

By:	Tontine Capital Overseas, L.L.C., its general partner

By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, as managing member

Total Number of Shares: 458,620
Total Purchase Price for the Shares: $5,159,475.00
Amount of Debt Financing: up to $3,300,000.00
Form of Entity and Jurisdiction of Organization:
Cayman Islands Limited Partnership

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